Exhibit 99.1

PACIFIC SOFTWARE, INC. NEW APPOINTMENTS

April 16, 2013 – Toronto, Ontario – Pacific Software, Inc. (“the Company”) (PFSF:OTCBB) is pleased to announce that it has appointed Mr. John G. Simmonds as Chairman & CEO of Pacific Software, Inc.  Mr. Simmonds was previously appointed director of the Company in March.

Ms. Carrie J.Weiler and Mr. Henry J. Kloepper have been appointed to the company's Board of Directors. Ms. Weiler will be appointed Corporate Secretary.

Carrie J. Weiler has over twenty years experience in the public company sector providing corporate secretarial services to several public companies and is a member of the Canadian Society of Corporate Secretaries.

Mr. Henry J. Kloepper has enjoyed a 30-year career in structured finance and investment banking, holding executive positions at Citibank Canada, JP Morgan, Security Pacific Bank (now Bank of America) and North American Trust (now Laurentian Bank). He is a director of publicly listed Mogul Energy International lnc. and is the Chief Operating Officer of Via Bank Ltd.

Effective April 15, 2013, the Corporation accepted the resignation of Mr. Bruce E. Thomsen as President, Secretary and Director.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Pacfic Software, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Pacific Software’s SEC filings. Pacific Software, Inc. undertakes no obligation to update information contained in this release.

For further information please contact:

Pacific Software, Inc:

Mr. John G. Simmonds

Chairman, President and Chief Executive Officer

Direct: +1 905-833-3072 Ext 223